EXHIBIT 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-03683, 333-19103, 333-19099, 333-82353, 333-96879, 333-96881, 333-136484, 333-134134, 333-134133, 333-06629, 333-158991, and 333-161253 on S-8 and Registration Statement No. 333-162021 on S-3 of our reports dated November 30, 2009, relating to the financial statements of Cabot Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for uncertain tax positions as of October 1, 2007), and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 30, 2009